ESCO TECHNOLOGIES

For more information contact:                              For media inquiries:
Patricia K. Moore                                               David P. Garino
Director, Investor Relations                                     (314) 982-0551
ESCO Technologies Inc.
(314) 213-7277

                      ESCO ANNOUNCES SECOND QUARTER RESULTS


     St. Louis, MO, May 10, 2005 - ESCO Technologies Inc. (NYSE: ESE) today announced its results for the fiscal 2005 second quarter ended March 31, 2005.

     Net earnings for the fiscal 2005 second quarter were $10.4 million, or $0.80 per share compared to net earnings of $5.4 million, or $0.40 per share in the second quarter of fiscal 2004. The prior year's second quarter results included a net loss from discontinued operations of ($2.2) million, or ($0.17) per share, and the after-tax charges related to the exit and shutdown of the Puerto Rican facility of ($0.5) million, or ($0.03) per share. Excluding these items, prior year second quarter "Operational" earnings as defined in earlier releases were $8.1 million, or $0.60 per share.

     Net earnings for the first six months of fiscal 2005 were $20.9 million, or $1.60 per share compared to net earnings of $11.5 million, or $0.87 per share for the first six months of fiscal 2004. The prior year results included a net loss from discontinued operations of ($2.6) million, or ($0.19) per share, and the after-tax charges related to the exit and shutdown of the Puerto Rican facility of ($1.0) million, or ($0.08) per share. Excluding these items, prior year first six months "Operational" earnings as defined in earlier releases were $15.2 million, or $1.14 per share.

                                    - more -

     Add One A reconciliation of the prior year GAAP reported earnings to "Operational" earnings is included in the Exhibits attached to this release. The Company believes that the presentation of fiscal 2004 "Operational" earnings provides meaningful additional insight into the Company's performance.

Sales

     Fiscal 2005 second quarter sales of $106.2 million were $4.0 million, or 4 percent higher than 2004 second quarter sales of $102.2 million. Fiscal 2005 year-to-date sales of $210.5 million were $12.0 million, or 6 percent higher than 2004 year-to-date sales of $198.6 million. Favorable foreign currency values resulted in approximately $0.8 million and $2.4 million of the sales increases realized in the 2005 second quarter and year-to-date periods, respectively.

     On a segment basis for the fiscal 2005 second quarter, Communications sales increased 19 percent; Filtration / Fluid Flow ("Filtration") sales decreased 3 percent; and Test sales decreased 2 percent as compared to the prior year period. Year-to-date, fiscal 2005 Communications sales increased 13 percent; Filtration sales increased 4 percent; and Test sales increased 2 percent as compared to the first six months of fiscal 2004.

     Communications segment sales increased in the second quarter as a result of higher shipments of Comtrak's SecurVision video security products, which generated $3.5 million in sales during the second quarter of 2005 versus $0.4 million of sales in the 2004 second quarter. Year-to-date sales of SecurVision products were $10.6 million in 2005 as compared to $0.9 million in 2004.

     Also within the Communications segment, sales of DCSI's Automatic Meter Reading (AMR) equipment to electric utility customers were $32.6 million in the 2005 second quarter compared to $29.9 million in the prior year second quarter. Sales to PPL Electric Utilities Corporation (PPL) decreased approximately $7.0 million in the current-year's second quarter compared to the second quarter of fiscal 2004 due to the completion of the PPL contract. Sales

                                    - more -

Add Two

to PPL were $0.4 million and $7.4 million in the second quarters of fiscal 2005 and 2004, respectively. DCSI's sales to electric utility cooperative customers
(COOP) and customers other than PPL increased 43 percent during the 2005 second quarter to $32.2 million, from $22.5 million in the prior year second quarter.

     Filtration segment sales decreased during the second quarter of fiscal 2005 primarily as a result of lower defense spares shipments at VACCO and lower automotive shipments at Filtertek. These decreases were partially offset by higher shipments of commercial and military aerospace products at PTI. Year-to-date, Filtration segment sales increased due to the additional volume of commercial and military aerospace products at PTI.

     Test segment sales decreased slightly during the second quarter of 2005 due to higher sales realized in 2004 at the Company's European operations from two large chamber projects. In addition, current-year sales were lower-than-expected due to the timing of the completion of a test chamber installation in Japan and certain government shielding projects, which were completed in April 2005 and will be recognized in the fiscal 2005 third quarter. These second quarter timing items were partially offset by significantly higher components sales. Year-to-date, the sales increase was the result of additional test chamber installations, component sales, and government shielding projects.

Earnings Before Interest and Taxes(EBIT)
----------------------------------------

     On a segment basis, items that impacted EBIT as a percent of sales ("EBIT margin") during the second quarter of fiscal 2005 included the following.

 In the
Communications segment, EBIT margin for the 2005 second quarter was higher than the prior year period due to the significant increase in shipments of SecurVision products. The 2005 second quarter EBIT margin was also positively impacted by the favorable sales mix of AMR products resulting from additional sales to the COOP market and cost reductions realized on certain components.

                                    - more -

Add Three

     In the Filtration segment, EBIT margin improved during the 2005 second quarter and year-to-date periods primarily due to higher aerospace sales at PTI and improved operating efficiencies realized at Filtertek subsequent to exiting the Puerto Rican facility. In addition, Filtertek's current-year EBIT margin was favorably impacted by $0.3 million in the second quarter and $0.9 million year-to-date as a result of a cost reimbursement realized at Filtertek from a medical device customer related to a shortfall in their actual purchases versus the minimum contractually guaranteed amount. During the second quarter of 2005, Filtertek signed an agreement to license certain of its patents related to Needle-Free Connectors to a third party for $1.5 million in cash and recognized $0.2 million of profit related to this transaction. These improvements were partially offset by lower margins realized during the second quarter of 2005 at VACCO resulting from the decreased sales of defense spares. The prior year EBIT margin in the Filtration segment was negatively impacted by the exit and move costs incurred and the inefficiencies being absorbed at Filtertek during the first six months of fiscal 2004 as a result of operating in both the Puerto Rico and Juarez facilities.

     In the Test segment, EBIT margin was higher in the second quarter of 2005 due to the favorable changes in sales mix resulting from additional component sales, but was lower in the current year-to-date period primarily as a result of approximately $0.3 million in installation cost overruns incurred during the first quarter of fiscal 2005 on government-shielding projects located in particularly volatile areas of the world, and higher costs of steel and copper.

     The Corporate office operating expenses were comparable in the second quarters of fiscal 2005 and 2004, respectively. EBIT from continuing operations for the prior year periods was affected by certain charges which are presented in detail in the financial Exhibits attached at the end of this release.

                                    - more -

Add Four

     In the second quarter and year-to-date periods of fiscal 2004, the pretax charges in continuing operations related to these items were $0.6 million and $1.3 million, respectively. These items are included in "Earnings before income taxes" in the Exhibits.

New Orders
----------

     New orders received during fiscal 2005 were $113.8 million and $215.4 million for the second quarter and six-month periods, resulting in a backlog of $253.9 million at March 31, 2005. New orders received in Filtration, Communications and Test were $60.5 million, $27.4 million, and $25.9 million in the 2005 second quarter, respectively. Year-to-date, fiscal 2005 new orders received in Filtration, Communications and Test were $99.8 million, $62.7 million, and $53.0 million, respectively.

     The Filtration amounts noted above include the orders for anti-icing valves for the T-700 engine utilized on numerous airframes including the Blackhawk Helicopter, and for quiet valves and manifold assemblies used on the Virginia Class Submarine. Both orders were multi-year follow-on awards and were previously discussed in the February 4, 2005, Earnings Release.

Cash Flow
---------

     The Company generated $12.2 million and $24.5 million of free cash flow during the second quarter and year-to-date periods ended March 31, 2005, respectively. Free cash flow is defined as "Net Cash Provided by Operating Activities" less "Capital Expenditures." For a reconciliation of free cash flow, see the Exhibits attached to this release.

Stock Repurchase Program
------------------------

     No shares were repurchased during the second quarter of fiscal 2005. The Company spent $24.9 million during the first quarter of fiscal 2005 to repurchase 335,000 shares of its outstanding stock under its existing stock repurchase program. As of March 31, 2005, approximately 575,000 shares remain available for repurchase by the Company under the current program, which expires September 30, 2006.

                                    - more -

Add Five

Chairman's Commentary
---------------------

     Vic Richey, Chairman and Chief Executive Officer, commented, "Our fiscal 2005 second quarter revenues were at the low end of our internal expectations largely as a result of the well-publicized weakness in the automotive sector, which impacted our sales of fuel and transmission filters. Despite the lower automotive related revenues, our second quarter earnings per share were at the high end of our previous guidance, primarily resulting from mix-driven improvements in our Test segment and higher-than-anticipated sales of video security products."

     Mr. Richey continued, "While our full year outlook has not changed significantly, as a result of the strength of our second quarter results, and given the additional visibility we have at mid-year, our full year EPS guidance is being raised and the range tightened. Our current expectations are for full year EPS in the range of $3.10 to $3.20 per share, versus our previous guidance of $2.95 to $3.15 per share.

     "While we are taking nothing for granted, I believe we are very well-positioned to deliver our 2005 numbers. The bulk of our attention at this point is directed at capturing opportunities and successfully implementing near-term initiatives which will support continued profitable growth in 2006 and beyond.

     "In Filtration, we have several niche opportunities for growth and more substantial opportunities for margin expansion through additional utilization of our manufacturing locations in Mexico and Brazil, as well as through material cost reductions. We are actively working initiatives in each of these areas.

     "In Communications, we are currently experiencing a significantly higher level of proposal activity for investor-owned utilities. We are focused not only on delivering best value solutions for the opportunities in process, but also on enhancing and expanding our product offering through both internal development and acquisitions. In the AMR space, we continue to actively pursue acquisitions but progress to date has been limited. I believe this is, in part,

                                    - more -

Add Six

because the potential sellers may be reluctant to act until they understand the outcome of the significant, pending opportunities. With or without near-term acquisitions, we continue to have very substantial long-term prospects for growth within the AMR market.

     "From an opportunities standpoint, the Test business fits somewhere between Filtration and Communications. While there are size limitations within our served market, we continue to capitalize on our strong market position and to expand the foothold we have established in Asia. On the cost side, we have made substantial progress on a near-term initiative to reduce our material costs. We are also working on acquisitions which would increase our product content on significant test and shielding projects.

     "I continue to believe our shareholders will be well-served by the combination of our growth opportunities and initiatives and our end market diversification."

Fiscal 2005 Business Outlook
----------------------------

     Statements contained in the preceding and following paragraphs are based on current expectations. Statements that are not strictly historical are considered forward-looking, and actual results may differ materially.

     The fiscal 2005 Business Outlook described below does not include the impact of potential acquisitions, or the impact of any significant orders from new investor-owned utility customers that may be entered into during the balance of the fiscal year.

Revenues
--------

     Management currently expects fiscal 2005 year-over-year revenue in Filtration to be essentially flat due to continued weakness in the automotive sector, which is down from the previous expectation of sales growth in the range of 2 to 5 percent. In Test, Management now expects revenue growth of 8 to 10 percent, an increase from the previous guidance of 4 to 8 percent. In Communications, Management continues to expect revenue to be flat to down 3

                                    - more -

Add Seven

percent. The expected flatness in Communications is due to the fiscal 2004 wind-down of the PPL contract that generated $21.6 million in sales, and the Idaho Power phase one and Bangor Hydro contracts that generated combined sales of approximately $8.5 million in fiscal 2004.

EBIT Margin
-----------

     Management expects EBIT margins to be in the following ranges, which are consistent with previous guidance: Filtration margins should be in the range of 13 to 15 percent; Test margins should be in the range of 9 to 11 percent; and Communications margins should be in the range of 27 to 29 percent.

     Corporate operating expenses are expected to be consistent with fiscal 2004 amounts.

Earnings Per Share
------------------

     Management currently estimates fiscal 2005 EPS to be in the range of $3.10 to $3.20 per share, which is increased from the previous guidance of $2.95 to $3.15 per share. The current expectations on a quarterly basis for the remainder of 2005 are that the fourth quarter EPS will be higher than the third quarter EPS as a result of a more favorable sales mix.

     The effective tax rate for fiscal 2005 is expected to be approximately 37.5 percent, a slight improvement from the previous expectation of 38 percent.

Conference Call
---------------

     The Company will host a conference call today, May 10, at 9:30 a.m., Central Time, to discuss the Company's second quarter operating results. A live audio webcast will be available on the Company's Web site at www.escotechnologies.com. Please access the Web site at least 15 minutes prior to the call to register, download and install any necessary audio software.

     A replay of the conference call will be available for seven days on the Company's website noted above or by phone (dial 1-888-203-1112 and enter the pass code 1523374).

                                    - more -

Add Eight

Forward-Looking Statements
--------------------------

     Statements in this press release regarding future revenues and the level of revenue contributions from each segment, potential acquisitions, potential customer contracts, growth in the AMR market, the success of cost reduction efforts, fiscal 2005 corporate operating expenses, the fiscal 2005 effective tax rate, future fiscal 2005 results, earnings, fiscal 2006 and beyond revenue growth, EBIT margins, EPS, long term success of the Company, and other written or oral statements which are not strictly historical are "forward-looking" statements within the meaning of the safe harbor provisions of the federal securities laws. Investors are cautioned that such statements are only predictions and speak only as of the date of this release, and the Company undertakes no duty to update. The Company's actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company's operations and business environment including, but not limited to: weakening of economic conditions in served markets; changes in customer demands or customer insolvencies; competition; intellectual property rights; technical difficulties; the availability of selected acquisitions; unforeseen charges impacting corporate operating expenses; the performance of the Company's international operations; successful execution of the planned sale of the Company's Puerto Rico facility; material changes in the costs of certain raw materials including steel, copper and petroleum based resins; delivery delays or defaults by customers;
termination for convenience of customer contracts; timing and magnitude of future contract awards; performance issues with key customers, suppliers and subcontractors; collective bargaining and labor disputes; changes in laws and regulations including changes in accounting standards and taxation requirements; changes in foreign or U.S. business conditions affecting the distribution of foreign earnings; costs relating to environmental matters; litigation uncertainty; and the Company's successful execution of internal operating plans.

                                    - more -

Add Nine

     ESCO, headquartered in St. Louis, is a leading supplier of engineered filtration products to the process, health care and transportation markets worldwide. In addition, the Company markets proprietary, special purpose communications systems and is the industry leader in RF shielding and EMC test products.

                               - tables attached -

Add Ten

                     ESCO Technologies Inc. and Subsidiaries
           Condensed Consolidated Statements of Operations (Unaudited)
                (Dollars in thousands, except per share amounts)

                                     Three Months Ended
                                     ------------------
                                       March 31, 2005
                                       --------------


    Net Sales                             $ 106,160
    Cost and Expenses:
      Cost of sales                          68,989
      SG&A                                   21,269
      Interest (income) expense, net           (303)
      Other (income) expenses, net             (236)
                                               ----
        Total costs and expenses             89,719
                                             ------

    Earnings before income taxes             16,441
    Income taxes                              6,014
                                              -----

      Net earnings                        $  10,427
                                          =========


    Earnings per share:
      Basic
        Net earnings                      $    0.83
                                          =========

      Diluted
        Net earnings                      $    0.80
                                          =========


    Average common shares O/S:
      Basic                                  12,633
                                             ======
      Diluted                                13,017
                                             ======



                                    - more -

Add Eleven

                     ESCO Technologies Inc. and Subsidiaries
           Condensed Consolidated Statements of Operations (Unaudited)
                (Dollars in thousands, except per share amounts)

                                Three Months Ended March 31, 2004
                                ---------------------------------

                                                            (1)
                                   GAAP        Adj.    "Operational"
                                   ----        ----    -------------

Net Sales                        $102,171                 102,171
Cost and Expenses:
  Cost of sales                    70,781                  70,781
  SG&A                             19,111      (176) (2)   18,935
  Interest (income) expense, net     (483)                   (483)
  Other (income) expenses, net        513      (468) (3)       45
                                      ---      ----            --
     Total costs and expenses      89,922      (644)       89,278
                                   ------      ----        ------

Earnings before income taxes       12,249       644        12,893
Income taxes                        4,684       155  (4)    4,839
                                    -----       ---         -----

  Net earnings from
   continuing operations            7,565       489         8,054

Loss from discontinued
  operations, net of tax           (2,200)    2,200  (5)       --
                                   ------     -----  --

  Net earnings (loss)            $  5,365     2,689         8,054
                                 ========     =====         =====

Earnings (loss) per share:
  Basic
    Net earnings from
     continuing operations       $   0.59                    0.63
    Net loss from
     discontinued operations        (0.17)                   0.00
                                    -----                    ----
    Net earnings                 $   0.42                    0.63
                                 ========                    ====


  Diluted
    Net earnings from
     continuing operations       $   0.57                    0.60
    Net loss from
     discontinued operations        (0.17)                   0.00
                                    -----                    ----
    Net earnings                 $   0.40                    0.60
                                 ========                    ====

Average common shares O/S:
  Basic                            12,874                  12,874
                                   ======                  ======
  Diluted                          13,325                  13,325
                                   ======                  ======

 (1) Represents results on an adjusted basis, after removing the items described below in (2)-(4).
 (2) Represents severance charges related to the exit of the Puerto
     Rico facility.
 (3) Represents shutdown costs related to the exit of the Puerto
     Rico facility.
 (4) Represents the tax impact of items described above in (2)-(3).
 (5) Relates to the Microfiltration and Separations businesses which are classified as "discontinued operations."

                                    - more -

Add Twelve
                     ESCO Technologies Inc. and Subsidiaries
           Condensed Consolidated Statements of Operations (Unaudited)
                (Dollars in thousands, except per share amounts)

                                      Six Months Ended
                                      ----------------
                                       March 31, 2005
                                       --------------



    Net Sales                             $ 210,535
    Cost and Expenses:
      Cost of sales                         137,498
      SG&A                                   41,082
      Interest (income) expense, net           (783)
      Other (income) expenses, net             (690)
                                               ----
        Total costs and expenses            177,107
                                            -------

    Earnings before income taxes             33,428
    Income taxes                             12,479
                                             ------

      Net earnings                        $  20,949
                                          =========

    Earnings per share:
      Basic
        Net earnings                      $    1.65
                                          =========

      Diluted
        Net earnings                      $    1.60
                                          =========

    Average common shares O/S:
      Basic                                  12,722
                                             ======
      Diluted                                13,118
                                             ======


                                    - more -

Add Thirteen

                     ESCO Technologies Inc. and Subsidiaries
           Condensed Consolidated Statements of Operations (Unaudited)
                (Dollars in thousands, except per share amounts)

                                  Six Months Ended March 31, 2004
                                  -------------------------------

                                                            (1)
                                   GAAP        Adj.    "Operational"
                                   ----        ----    -------------

Net Sales                        $198,567                 198,567
Cost and Expenses:
  Cost of sales                   137,051                 137,051
  SG&A                             37,880      (470) (2)   37,410
  Interest (income) expense, net     (519)                   (519)
  Other (income) expenses, net      1,127      (860) (3)      267
                                    -----      ----  --       ---
     Total costs and expenses     175,539    (1,330)      174,209
                                  -------    ------       -------

Earnings before income taxes       23,028     1,330        24,358
Income taxes                        8,875       305  (4)    9,180
                                    -----       ---  --     -----

  Net earnings from
   continuing operations           14,153     1,025        15,178

Loss from discontinued
  operations, net of tax           (2,637)    2,637  (5)       --
                                   ------     -----  --

  Net earnings (loss)            $ 11,516     3,662        15,178
                                 ========     =====        ======

Earnings (loss) per share:
  Basic
    Net earnings from
     continuing operations       $   1.10                    1.18
    Net loss from
     discontinued operations        (0.20)                   0.00
                                    -----                    ----
    Net earnings                 $   0.90                    1.18
                                 ========                    ====

  Diluted
    Net earnings from
     continuing operations       $   1.06                    1.14
    Net loss from
     discontinued operations        (0.19)                   0.00
                                    -----                    ----
    Net earnings                 $   0.87                    1.14
                                 ========                    ====

Average common shares O/S:
  Basic                            12,857                  12,857
                                   ======                  ======
  Diluted                          13,305                  13,305
                                   ======                  ======

 (1) Represents results on an adjusted basis, after removing the items described below in (2)-(4).
 (2) Represents severance charges related to the exit of the Puerto
     Rico facility.
 (3) Represents shutdown costs related to the exit of the Puerto
     Rico facility.
 (4) Represents the tax impact of items described above in (2)-(3).
 (5) Relates to the Microfiltration and Separations businesses which are classified as "discontinued operations."

                                    - more -

Add Fourteen

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                     Condensed Business Segment Information
                                   (Unaudited)
                              (Dollars in millions)

                         Three Months Ended         Six Months Ended
                              March 31,               March 31,
                              ---------               ---------
                          2005         2004        2005        2004
                          ----         ----        ----        ----

Net Sales-GAAP

  Filtration             $ 41.0        42.2        85.0        82.1
  Communications           36.1        30.4        69.6        61.8
  Test                     29.1        29.6        55.9        54.7
                           ----        ----        ----        ----
    Totals               $106.2       102.2       210.5       198.6
                         ======       =====       =====       =====

EBIT-GAAP basis (1)
  Filtration             $  5.0         4.2  (2)   12.1         7.7  (2)
  Communications           10.6         7.2        20.3        14.6
  Test                      3.3         3.3         5.4         5.5
  Corporate                (2.8)       (2.9)       (5.2)       (5.3)
                           ----        ----        ----        ----
    Totals               $ 16.1        11.8        32.6        22.5
                         ======        ====        ====        ====

    Note: Prior year amounts presented above exclude the operations of the MicroSep businesses, which are classified as "discontinued operations." Depreciation and amortization expense for continuing operations was $3.0 million and $3.1 million for the fiscal quarters ended March 31, 2005 and 2004, respectively, and $6.1 million and $5.9 million for the six-month periods ended March 31, 2005 and 2004, respectively.

    (1) EBIT is defined as earnings from continuing operations before interest and taxes.
    (2) The reconciliation to Operational Revenue/EBIT for the Filtration segment is below:

                                      Q2 FY 04            YTD FY 04
                                      --------            ---------
                                 Net Sales    EBIT    Net Sales    EBIT
                                 ---------    ----    ---------    ----
    Filtration Segment - GAAP      $42.2      $4.2      $82.1      $7.7
    Add: Puerto Rico facility
      exit costs                      --       0.6         --       1.3
                                   -----       ---      -----       ---
    Filtration Segment-
      "Operational"                $42.2      $4.8      $82.1      $9.0
                                   =====      ====      =====      ====


                                    - more -

Add Fifteen

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                  Reconciliation of Non-GAAP Financial Measures
                                   (Unaudited)
                              (Dollars in millions)

    EBIT (1) - As Reported

                             Three Months Ended      Six Months Ended
                                 March 31,               March 31,
                                 ---------               ---------
                              2005        2004        2005       2004
                              ----        ----        ----       ----

EBIT                         $16.1       $11.8       $32.6      $22.5
Interest income                0.3         0.5         0.8        0.5
Less: Income taxes             6.0         4.7        12.5        8.8
                               ---         ---        ----        ---
Net earnings from
  continuing operations      $10.4       $ 7.6       $20.9      $14.2
                             =====       =====       =====      =====


    (1) EBIT is defined as earnings from continuing operations before interest and taxes. Excludes the operations of the MicroSep businesses, which are classified as "discontinued operations" in fiscal 2004.


                                    - more -

Add Sixteen


                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                Condensed Consolidated Balance Sheets (Unaudited)
                             (Dollars in thousands)


                                          March 31,     September 30,
                                            2005             2004
                                            ----             ----

Assets
  Cash and cash equivalents              $ 74,567         $ 72,281
  Accounts receivable, net                 72,624           77,729
  Costs and estimated earnings
    on long-term contracts                  2,680            2,476
  Inventories                              49,498           44,287
  Current portion of deferred
    tax assets                             21,057           27,810
  Other current assets                      8,933            8,947
                                            -----            -----
    Total current assets                  229,359          233,530

  Property, plant and equipment, net       68,919           69,103
  Goodwill                                 69,215           68,949
  Deferred tax assets                       6,809           10,055
  Other assets                             23,051           20,803
                                           ------           ------
                                         $397,353         $402,440
                                         ========         ========


Liabilities and Shareholders' Equity
  Short-term borrowings and current
   maturities of long-term debt          $     79              151
  Other current liabilities                60,211           68,171
                                           ------           ------
      Total current liabilities            60,290           68,322
  Deferred income                           2,509            2,738
  Other liabilities                        24,475           23,396
  Long-term debt                              386              368
  Shareholders' equity                    309,693          307,616
                                          -------          -------
                                         $397,353         $402,440
                                         ========         ========


                                    - more -

Add Seventeen


                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                             (Dollars in thousands)

                                                     Six Months Ended
                                                      March 31, 2005
                                                      --------------
Cash flows from operating activities:
  Net earnings                                          $ 20,949
  Adjustments to reconcile net earnings to net
    cash provided by operating activities:
    Depreciation and amortization                          6,080
    Changes in operating working capital                  (1,504)
    Effect of deferred taxes                               3,246
    Other                                                    337
                                                             ---
      Net cash provided by operating activities           29,108

Cash flows from investing activities:
  Capital expenditures                                    (4,568)
                                                          ------
    Net cash used by investing activities                 (4,568)
                                                          ------

Cash flows from financing activities:
  Principal payments on long-term debt                       (81)
  Purchases of common stock into treasury                (24,928)
  Other, including exercise of stock options               2,755
                                                           -----
    Net cash used by financing activities                (22,254)
                                                         -------
  Net increase in cash and cash equivalents                2,286
  Cash and cash equivalents, beginning of period          72,281
                                                          ------
  Cash and cash equivalents, end of period              $ 74,567
                                                        ========


                                    - more -

Add Eighteen

                     ESCO Technologies Inc. and Subsidiaries
         Reconciliation of Free Cash Flow - YTD FY 2005 - March 31, 2005
                             (Dollars in thousands)


                                                     Total
                                                     -----

    Net cash provided by operating activities      $ 29,108

    Less: Capital expenditures                       (4,568)
                                                     ------

    Free cash flow                                 $ 24,540
                                                   ========

                                    - more -

Add Nineteen

                                      ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                                           Other Selected Financial Data
                                                    (Unaudited)
                                              (Dollars in thousands)

Backlog And Entered
-------------------
Orders-Q2 FY 2005          Filtration   Comm.      Test      Total
-----------------          ----------   -----      ----      -----
  Beginning Backlog-
   12/31/04                $  72,961   110,436    62,956    246,353
  Entered Orders              60,537    27,355    25,860    113,752
  Sales                      (40,975)  (36,085)  (29,100)  (106,160)
                             -------   -------   -------   --------
  Ending Backlog-
   3/31/05                 $  92,523   101,706    59,716    253,945
   = == ==                 =========   =======    ======    =======


Backlog And Entered
-------------------
Orders-YTD FY 2005         Filtration   Comm.      Test      Total
------------------         ----------   -----      ----      -----
  Beginning Backlog-
   9/30/04                 $  77,753   108,661    62,664    249,078
  Entered Orders              99,749    62,663    52,990    215,402
  Sales                      (84,979)  (69,618)  (55,938)  (210,535)
                             -------   -------   -------   --------
  Ending Backlog-
   3/31/05                 $  92,523   101,706    59,716    253,945
                           =========   =======    ======    =======



                                                       # # #